Exhibit 5.1

Campbells LLP Floor 4, Willow House, Cricket Square Grand Cayman KY1-9010 Cayman Islands

BY EMAIL Farmmi, Inc. No. 307, Tianning Industrial Area Lishui, Zhejiang Province People’s Republic of China 323000	D +1 345 914 5844 T +1 345 949 2648 F +1 345 949 8613 E drussell@campbellslegal.com campbellslegal.com Our Ref: RBS/DPM/16074-30576 Your Ref: CAYMAN | BVI | HONG KONG

14 February 2022

Dear Sirs

Farmmi, Inc. (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Commission") on 14 February 2022 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the "Securities Act") of 10,000,000 ordinary shares, par value US$0.001 per share (the "Shares"), issuable by the Company pursuant to the 2021 Stock Incentive Plan (the "Plan") filed as Exhibit 99.1 to the Registration Statement.

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

1	Copy of the Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on 22 July 2022 (the "Memorandum and Articles").

2	Register of Directors of the Company.

3	Copies of the Minutes of AGM dated July 22, 2021, and the written resolutions of the Board of Directors of the Company dated 6 June 2021 and 10 February 2022 (together, the “Resolutions”).

4	An electronic copy of the Registration Statement as provided to us and as filed with the Commission.

5	A copy of the Plan.

The Registration Statement (and the exhibits thereto) and the Plan are referred to below as the “Documents.”

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company have been duly and validly authorised.

2.	When issued and paid for in accordance with the terms of the Plan and in accordance with the Resolutions, and appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

In giving this opinion we have assumed, without independent verification:

(a)	the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)	that the copies produced to us of Resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions are true and correct (and continue to be true and correct);

(c)	the Memorandum and Articles remain in full force and effect and are unamended and the Register of Directors of the Company is accurate as at the date hereof;

(d)	there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above;

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(e)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents;

(f)	upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares; and

(g)	that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations pursuant to the Documents.

The foregoing opinion is subject to the following reservations and qualifications:

1	In the event that the Documents are executed in or brought within the jurisdiction of the Cayman Islands (e.g., for the purposes of enforcement or obtaining payment), stamp duty will be payable on each of the originals thereof and any counterparts thereof of a nominal amount.

2	Under the Companies Act (2022 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act (2022 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

3	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

Campbells LLP

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